FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
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1. Name and Address of Reporting Person

       Biller                      Kenneth                       V.
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       (Last)                      (First)                    (Middle)

       c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

       Madison                     Wisconsin                    53711
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Rayovac Corporation (ROV)
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement of Month/Year

   9/30/2000
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director                                   10% Owner
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    X  Officer (give title below)                 Other (specify below)
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           Executive Vice President of Operations
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
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      Form Filed by More than one Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)


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3. Transaction Code (Instr. 8)


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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    ----------------             ----------------          -----------------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
   (Instr. 3 and 4)

    56,646
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

   49,208 (D); 7,438 (I)
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

   See Footnote (1)
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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)
   A.  Employee Stock Option (Right to Buy)
   B.  Employee Stock Option (Right to Buy)
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2. Conversion of Exercise Price of Derivative Security
   A.  $16.19
   B.  $21.63
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3. Transaction Date (Month/Day/Year)
   A.  10/1/1998
   B.  10/1/1999
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4. Transaction Code (Instr. 8)
   A.  A
   B.  A
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)
   A.  Granted option to purchase 25,000 shares
   B.  Granted option to purchase 35,000 shares
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               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)
         A.  See Footnote (2)                    A.  10/1/2008
         B.  See Footnote (2)                    B.  10/1/2009
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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)
         A.  Common Stock                   A.  25,000
         B.  Common Stock                   B.  35,000
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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)
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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)
    A.  25,000
    B.  35,000
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
    A.  (D)
    B.  (D)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
    A.  Not applicable
    B.  Not applicable
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   EXPLANATION OF RESPONSES:

        (1) The reporting person holds an aggregate of 2,000 shares as custodian for the benefit of his children. The reporting person also hold 5,438 shares through the Rayovac 401(k) Retirement Savings Plan.
        (2) Both options vest and becomes exercisable in equal annual installments over a three-year period.



 /s/ James T. Lucke, as attorney-in-fact           November 14, 2000
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints James T. Lucke his true and lawful attorney-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Rayovac Corporation (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

        The undersigned hereby grants to such attorney-in- fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 7th day of November, 2000.


                                             /s/ Kenneth V. Biller
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                                                    Signature

                                             Kenneth V. Biller
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                                            Print or type name